Exhibit 99.1
Sabine Royalty Trust
News Release
SABINE ROYALTY TRUST ANNOUNCES
MONTHLY CASH DISTRIBUTION FOR OCTOBER
          Dallas, Texas, October 3, 2007 – Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE – SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.43000 per unit, payable on October 29, 2007, to unit holders of record on October 15, 2007.
This distribution reflects primarily the oil production for July 2007 and the gas production for June 2007. Preliminary production volumes are approximately 45,150 barrels of oil and 716,097 mcf of gas. Preliminary prices are approximately $68.19 per barrel of oil and $5.32 per mcf of gas. The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil	Gas (Mcf)	Oil	Gas
	(Bbls)		(per Bbl)	(per Mcf)
Current Month	45,150	716,097	$68.19	$5.32

Prior Month	27,168	494,382	$62.58	$6.53
          Due to the timing of the end of the month of September, approximately $34,000 of revenue received will be posted in the following month of October in addition to normal receipts during October. Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt. Since the close of business in September and prior to this press release, approximately $1,695,000 in revenue has been received.
For additional information, including the latest financial reports on Sabine Royalty Trust, please visit our website at http://www.sbr-sabineroyalty.com/.

Contact:	Ron E. Hooper
Senior Vice President
Bank of America, N.A.
Toll Free – 800.365.6541

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